Exhibit 10.2
AMENDMENT NO. 3
TO THE
2005 NON-EMPLOYEE DIRECTOR SHARE INCENTIVE PLAN
     The Board of Directors of GulfMark Offshore, Inc., a Delaware corporation (the “Company”) hereby adopts the following Amendment No. 3 to the 2005 Non-Employee Director Share Incentive Plan (this “Amendment No. 3”).
     WHEREAS, effective February 24, 2010, the Company merged with its parent corporation, GulfMark Offshore, Inc., a Delaware corporation (“Old GulfMark”), pursuant to an Agreement and Plan of Reorganization, dated as of October 14, 2009, with the Company as the surviving corporation (such transaction, the “Reorganization”); and
     WHEREAS, Old GulfMark previously adopted the 2005 Non-Employee Director Share Incentive Plan (as amended to date, the “Plan”); and
     WHEREAS, upon the Reorganization, the Company assumed the Plan and all obligations of Old GulfMark thereunder; and
     WHEREAS, the Board of Directors believes that the definition of Common Stock contained in the Plan should be amended to clarify that the Common Stock subject to the Plan is the Company’s Class A Common Stock following the Reorganization; and
     WHEREAS, the Board of Directors believes it to be the best interests of the Company to amend and clarify certain provisions relating to vesting of Stock Awards in the event of termination of service of Non-Employee Directors; and
     WHEREAS, pursuant to Section 15 of the Plan, the Board of Directors has the authority to amend the Plan as provided herein without the approval of the shareholders of the Company;
     NOW, THEREFORE, the Plan is hereby amended as follows:
     1. Section 1 of the Plan is hereby amended by replacing the reference to “Common Stock, par value $.01 per share, of the Company” with the following:
“Class A Common Stock, par value $0.01 per share, of the Company”
     2. Section 7(c) of the Plan is hereby amended and restated in its entirety to read as follows:
“Such Stock Award shares granted under (a) and (b) shall be delivered to such Non-Employee Director on the first anniversary of each grant from the date of such grant or, if any such date is not a business day, the next succeeding business day (each such grant of shares, until the delivery date therefore, being referred to as an

“Unvested Stock Award”); provided, however, that if a Non-Employee’s service as a director of the Company terminates for any reason (except for (i) death, (ii) disability (as defined in Section 22(c)(3) of the Code, (iii) retirement, or (iv) due to the failure of the Company to nominate the Non-Employee Director for re-election or the failure of such Non-Employee Director to be re-elected by the Stockholders following nomination by the Company and the Non-Employee Director completes his elected or appointed term of service), any and all Unvested Stock Awards shall terminate and become null and void.”
     3. Section 7(d) of the Plan is hereby amended and restated in its entirety to read as follows:
“In the event of death, disability (as defined in Section 22(c)(3) of the Code, or retirement, all Unvested Stock Awards shall immediately vest and all restrictions thereon shall lapse.”
     4. Section 7(e) of the Plan is hereby added to read as follows:
“In the event a Non-Employee Director’s service terminates due to the failure of the Company to nominate the Non-Employee Director for re-election or the failure of such Non-Employee Director to be re-elected by the Stockholders following nomination by the Company and the Non-Employee Director completes his elected or appointed term of service, all Unvested Stock Awards shall vest and all restrictions thereon shall lapse upon the earlier of (i) the first anniversary of their date of grant or (ii) immediately prior to the adjournment of the Annual Meeting of Stockholders of the Company where such Non-Employee Director was not re-elected.”
Adopted by the Board of Directors on
March 17, 2010